QI Systems Receives NASDAQ Delinquency Notification

DALLAS, TX and VANCOUVER, BC -- 10/18/2007 -- QI Systems Inc. (OTCBB: QIIIE), a leading developer and integrator of contact and contactless card payment, access control and tracking solutions, announced today that it received a delinquency notification from NASDAQ and expects its common shares to eventually be delisted from the Over the Counter Bulletin Board exchange.

The delisting will occur as the result of the Company's decision to delay the filing of it 10-KSB for the year-ended June 30, 2007. Following notification of the delisting, the Company will continue to be traded on the OTCBB for 30 days with an "E" appended to its symbol. The Board of Directors determined that the financial requirements to maintain its listing outweighed the benefits to the Company and its stockholders and that it is in the best interests of the shareholders that the Company devotes its resources to the development and launch of its new QiWave™ contactless product line. The Company expects to continue its other ongoing reporting requirements. Going forward, the Company's shares will continue to be listed on the Pink Sheets.

About QI

QI Systems Inc. develops and markets innovative chip-based card payment and tracking solutions for a number of industries as well as national, state and local government agencies. QI's products and core competencies include smart-card and stored-value systems, security protocols, data communication software design and hardware manufacture. For more information about QI Systems Inc., visit http://www.qisystemsinc.com.

Matters discussed in this press release are "forward-looking statements" and are subject to certain risks and uncertainties. Consider all risk factors carefully when evaluating forward-looking statements, as actual results may differ materially from current expectations. QI Systems undertakes no obligation to publicly update such forward-looking statements.

Corporate & Investor Relations Contact:
Steven R. Garman
President & CEO
(817) 485-8111
sgarman@qisystemsinc.com